Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos.333-282352 and 333-285980) on Form S-8 and (Nos. 333-290688 and 333-290690) on Form S-3 of our report dated March 24, 2026, with respect to the consolidated financial statements of BioAge Labs, Inc.

/s/ KPMG LLP

San Francisco, California
March 24, 2026